                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-49077) of Duke Capital Corporation of our report dated January 16, 1997 on the consolidated balance sheet of PanEnergy Corp as of December 31, 1996 and the related consolidated statements of income, common stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 appearing in the annual report on Form 10-K of PanEnergy Corp for the year ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP

Houston, Texas
May 8, 1998